UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL BEVERAGE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NATIONAL BEVERAGE CORP.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	2:00 p.m. (local time)
DATE:	October 3, 2008
PLACE:	Gaylord Palms Resort & Convention Center 6000 W. Osceola Parkway Orlando, Florida 34746
     At the Annual Meeting of Shareholders of National Beverage Corp. (the “Company”) and any adjournments or postponements thereof (the “Meeting”), the following proposals are on the agenda for action by the shareholders:
1.	To elect one director to serve as Class III director for a term of three years; and

2.	To transact such other business as may properly come before the Meeting.
     Only holders of record of common stock, par value $.01 per share, of the Company, at the close of business on August 18, 2008 are entitled to notice of, and to vote at, the Meeting.
     A complete list of the shareholders entitled to vote at the Meeting will be available for examination by any shareholder, for any proper purpose, at the Meeting and during ordinary business hours for a period of ten days prior to the Meeting at the principal executive offices of the Company at One North University Drive, Fort Lauderdale, Florida 33324.
     All shareholders are cordially invited to attend the Meeting in person. Admittance to the Meeting will be limited to shareholders. Shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card. Shareholders whose shares are held in “street name” (the name of a broker, trust, bank or other nominee) should bring with them a legal proxy, a recent brokerage statement or letter from the “street name” holder confirming their beneficial ownership of shares.
     Whether or not you plan to attend the Meeting, please complete and return the proxy in the enclosed envelope addressed to the Company or vote electronically by using the Internet or by telephone, since a majority of the outstanding shares entitled to vote at the Meeting must be represented at the Meeting in order to transact business. Shareholders have the power to revoke any such proxy at any time before it is voted at the Meeting and the giving of such proxy will not affect your right to vote in person at the Meeting. Your vote is very important.

By Order of the Board of Directors,

Nick A. Caporella
August 29, 2008	Chairman of the Board
Fort Lauderdale, Florida	and Chief Executive Officer

PROXY STATEMENT
     This Proxy Statement is furnished to shareholders of National Beverage Corp., a Delaware corporation (the “Company”), in connection with the solicitation, by order of the Board of Directors of the Company (the “Board of Directors”), of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Gaylord Palms Resort & Convention Center, 6000 W. Osceola Parkway, Orlando, Florida 34746 on October 3, 2008, at 2:00 p.m., local time, or any adjournment or postponement thereof (the “Meeting”). The accompanying proxy is being solicited on behalf of the Board of Directors. The mailing address of the principal executive offices of the Company is P.O. Box 16720, Fort Lauderdale, Florida 33318. The approximate date on which this Proxy Statement and the accompanying form of proxy were first sent to shareholders is September 3, 2008.
     Only holders of record of common stock, par value $.01 per share, of the Company (the “Common Stock”) at the close of business on August 18, 2008 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting.
     A shareholder who gives a proxy may revoke it at any time before it is exercised by sending a written notice to the Corporate Secretary, at the address set forth above, by returning a later dated signed proxy, or by attending the Meeting and voting in person. Unless the proxy is revoked, the shares represented thereby will be voted as specified at the Meeting or any adjournment or postponement thereof.
     The Annual Report of the Company for the fiscal year ended May 3, 2008 (the “Annual Report”) is being mailed with this Proxy Statement to all holders of record of Common Stock. Additional copies of the Annual Report will be furnished to any shareholder upon request.
     Any proposal of a shareholder intended to be presented at the Company’s 2009 Annual Meeting of Shareholders must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than May 1, 2009. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2009 Annual Meeting of Shareholders (but not required to be included in the Proxy Statement) by July 15, 2009, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

SECURITY OWNERSHIP
Principal Shareholders
     Each holder of Common Stock is entitled to one vote for each share held of record at the close of business on the Record Date. As of such date, 45,999,494 shares of Common Stock were outstanding. As of the Record Date, the only persons known by the Company to beneficially own more than 5% of the outstanding Common Stock were the following:

Name and Address	Amount and Nature of
Of Beneficial Owner	Beneficial Ownership	Percent of Class
Nick A. Caporella One North University Drive Fort Lauderdale, Florida 33324	34,241,529 (1)	74.4%

IBS Partners Ltd. 16000 Barker’s Point Lane Suite 155 Houston, Texas 77079	33,302,246	72.4%

(1)	Includes 33,302,246 shares owned by IBS Partners Ltd. (“IBS”). IBS is a Texas limited partnership whose sole general partner is IBS Management Partners, Inc., a Texas corporation. IBS Management Partners, Inc. is owned by Mr. Nick A. Caporella. By virtue of Rule 13d-3 promulgated under the Exchange Act, Mr. Caporella would be deemed to beneficially own the shares of Common Stock owned by IBS. Also includes 24,000 shares held by the wife of Mr. Caporella as to which Mr. Caporella disclaims beneficial ownership.
Management
     The table below reflects as of the Record Date, the number of shares of Common Stock beneficially owned by the directors and each of the executive officers named in the Summary Compensation Table hereinafter set forth, and the number of shares of Common Stock beneficially owned by all directors and executive officers as a group:

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership		Percent of Class
Nick A. Caporella	34,241,529	(1)	74.4%
Joseph G. Caporella	372,232	(2)	*
Samuel C. Hathorn, Jr.	125,328	(3)	*
S. Lee Kling	278,352	(4)	*
Joseph P. Klock, Jr.	10,368	(5)	*
Edward F. Knecht	87,048	(6)	*
George R. Bracken	115,937	(7)	*
Dean A. McCoy	60,840	(8)	*
All executive officers and directors as a group (8 in number)	35,291,634	(9)	76.5%

*	Less than 1%.

(1)	Includes 33,302,246 shares held by IBS. The sole general partner of IBS is IBS Management Partners, Inc., a Texas corporation. IBS Management Partners, Inc. is owned by Mr. Nick A. Caporella. Also includes 24,000 shares held by the wife of Mr. Caporella, as to which Mr. Caporella disclaims beneficial ownership.

(2)	Includes 50,232 shares issuable upon exercise of currently exercisable options.

(3)	Includes 18,144 shares issuable upon exercise of currently exercisable options and 384 shares held by Mr. Hathorn as custodian for his children.

(4)	Includes 15,552 shares issuable upon exercise of currently exercisable options. Mr. Kling served as a director until his passing on July 25, 2008.

(5)	Includes 6,768 shares issuable upon exercise of currently exercisable options.

(6)	Includes 14,088 shares issuable upon exercise of currently exercisable options.

(7)	Includes 10,817 shares issuable upon exercise of currently exercisable options.

(8)	Includes 10,740 shares issuable upon exercise of currently exercisable options.

(9)	Includes 126,341 shares issuable upon exercise of currently exercisable options.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Executive officers, directors and greater than ten percent (10%) beneficial owners are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms so filed.
     Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto and certain representations furnished to the Company, the Company believes that, during the fiscal year ended May 3, 2008, its executive officers, directors and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements.
MEMBERSHIP AND MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES
     The Company is managed under the direction of the Board of Directors. The Board meets during our fiscal year to review significant developments affecting us and to act on matters requiring Board approval.
     Current committee membership is shown in the table below.

Name	Board	Audit	Compensation	Nominating	Strategic Planning
Nick A. Caporella	Chairman	—	—	Member	Chairman
Joseph G. Caporella	Member	—	Member	—	—
Samuel C. Hathorn, Jr.	Member	Member	Chairman	—	Member
Joseph P. Klock, Jr.	Member	Member	Member	Chairman	—
Cecil D. Conlee (1)	—	—	—	—	Member

(1)	Mr. Conlee is not an officer, director, or employee of the Company.
INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD
     The Board of Directors held six meetings during the fiscal year ended May 3, 2008 (“Fiscal 2008”). The Board of Directors has standing Audit, Compensation and Stock Option, Nominating and Strategic Planning committees.
     During Fiscal 2008, the Audit Committee was comprised of three independent members — Messrs. S. Lee Kling (Chairman), Samuel C. Hathorn, Jr. and Joseph P. Klock, Jr. — in compliance with the listing standards for the NASDAQ Stock Market (“NASDAQ”). On July 25, 2008, Mr. Kling passed away, creating a vacancy on the committee. The Company is currently searching for a replacement to fill the vacancy. The NASDAQ listing standards require us to fill the vacancy no later than January 22, 2009.
     The current members of the Company’s Audit Committee are Messrs. Samuel C. Hathorn, Jr. and Joseph P. Klock, Jr. and the Audit Committee held five meetings during Fiscal 2008. The principal functions of the Audit Committee are to appoint the independent auditors of the Company and review with the independent auditors and the Company’s internal audit department, the scope and results of audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Company’s Board of Directors has determined that Mr. Hathorn, Jr. satisfies the requirements for an audit committee financial expert under the rules and regulations of the Commission. The Board of Directors has concluded that the members of the Audit Committee are “independent” as defined in the NASDAQ listing standards. None of such persons has a material business relationship with the Company (either directly or as a partner, shareholder or member of an organization that has a relationship with the Company). The Audit Committee has a charter as required under the NASDAQ listing standards. The charter is available on our website at www.nationalbeverage.com under “The Business — Investors.”

     The current members of the Company’s Compensation and Stock Option Committee are Messrs. Samuel C. Hathorn, Jr. (Chairman), Joseph G. Caporella and Joseph P. Klock, Jr. During Fiscal 2008, the Compensation and Stock Option Committee held two meetings. The principal functions of the Compensation and Stock Option Committee are to consider, review and approve all compensation arrangements, including base salary, annual incentive awards and stock option grants, for officers and employees of the Company and to administer the Company’s employee benefit programs. The Compensation and Stock Option Committee does not have a charter.
     The current members of the Company’s Nominating Committee are Messrs. Joseph P. Klock, Jr. (Chairman) and Nick A. Caporella. During Fiscal 2008, the Nominating Committee held two meetings. The Nominating Committee recommends to the Board of Directors candidates for election to the Board of Directors. The Nominating Committee considers possible candidates from any source, including shareholders, for nominees for Directors. In evaluating the qualifications of nominees for the Company’s Board of Directors, the Nominating Committee considers a variety of factors, such as education, work experience, knowledge of the Company’s industry, membership on the Board of Directors of other corporations and civic involvement. The Nominating Committee will consider any nomination made by any shareholder of the Company in accordance with the procedures set forth in the Company’s Restated Certificate of Incorporation. Under the Company’s Restated Certificate of Incorporation, any nomination shall generally (i) be made no earlier than sixty and no more than ninety days before the scheduled meeting by notice to the Secretary of the Company, (ii) include certain information relevant to the shareholder and their nominee and (iii) only be made at a meeting called for the purpose of electing directors of the Company. Recommendations, which shall include written materials with respect to the potential candidate, should be sent to Corporate Secretary, National Beverage Corp., P.O. Box 16720, Fort Lauderdale, Florida 33318. All shareholder nominees for director will be considered by the Nominating Committee in the same manner as any other nominee. All recommendations should be accompanied by a complete statement of such person’s qualifications (including education, work experience, knowledge of the Company’s industry, membership on the Board of Directors of another corporation, and civic activity) and an indication of the person’s willingness to serve. The Nominating Committee does not have a charter.
     The current members of the Company’s Strategic Planning Committee are Messrs. Nick A. Caporella (Chairman), Cecil D. Conlee and Samuel C. Hathorn, Jr. Mr. Conlee is Founding Partner of CGR Advisors and was a former member of the Burnup and Sims Inc. board from 1973 through March 1994. One meeting was held during Fiscal 2008. The principal function of the Strategic Planning Committee is to provide the Chairman and Chief Executive Officer of the Company with additional advice and consultation on the long-term strategies of the Company.
     Each director attended all of the meetings of the Board and Committees on which he serves. We have no formal policy regarding directors’ attendance at annual meetings of shareholders, but we encourage all of our directors to attend our annual shareholder meetings.
     Mr. Nick A. Caporella currently beneficially owns 74.4% of the Company’s outstanding Common Stock. As a result, the Company is a “controlled company” within the meaning of the NASDAQ listing standards and is therefore not currently required to have independent directors comprise a majority of its Board of Directors or to have independent directors comprise its Compensation and Stock Option Committee or its Nominating Committee. Messrs. Samuel C. Hathorn, Jr. and Joseph P. Klock, Jr. qualify as independent directors under the NASDAQ listing standards.
     In compliance with NASDAQ listing standards, the independent directors have regularly scheduled meetings at which only independent directors are present.
QUORUM AND VOTING PROCEDURE
     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting and will be counted in determining whether or not a quorum is present. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter (“non-voted shares”). This could occur, for example, when a broker is not permitted to vote shares held in “street name” on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will not be considered shares present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will be counted for purposes of determining the presence of a quorum. Shares voting to abstain as to a particular matter and directions to “withhold authority” to vote for directors will not be considered non-voted shares and will be considered present and entitled to vote with respect to such matter. Non-voted shares and abstentions will have no effect on the matters brought to a vote at the Meeting. As a result of Mr. Nick A. Caporella’s beneficial ownership of approximately 74.4% of the outstanding shares of Common Stock of the Company, the election of one Class III director will be approved by vote of shareholders at the Meeting.
MATTER TO BE CONSIDERED AT ANNUAL MEETING
ELECTION OF DIRECTORS
     The Board of Directors is currently comprised of four directors elected in three classes (the “Classes”), with two Class I directors, one Class II director and one Class III director. Directors in each class hold office for three-year terms. The terms of the Classes are staggered so that the term of one Class terminates each year. The term of the current Class III director expires at the 2008 Meeting and when his respective successor has been duly elected and qualified.
     The Board of Directors has nominated Nick A. Caporella for election as director in Class III, with a term of office of three years expiring at the Annual Meeting of Shareholders to be held in 2011. In order to be elected as a director, a nominee must receive a plurality of affirmative votes cast by the shares present or represented at a duly convened meeting. Shareholders have no right to vote cumulatively.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEE FOR THE CLASS III DIRECTOR.
INFORMATION AS TO NOMINEES AND OTHER DIRECTORS
     The following information concerning principal occupation or employment during the past five years and age has been furnished to the Company by the nominee for the Class III director, and by the directors in Classes I and II whose terms expire at the Company’s Annual Meeting of Shareholders in 2009 and 2010, respectively, and when their respective successors have been duly elected and qualified.
Nominee for Director
     CLASS III

		Principal Occupation	Director	Term
Name	Age	or Employment	Since	Expires

Nick A. Caporella	72	Chairman of the Board and Chief Executive Officer of National Beverage Corp.	1985	2008
Directors Whose Term Of Office Will Continue After The Annual Meeting
     CLASS I

		Principal Occupation	Director	Term
Name	Age	or Employment	Since	Expires

Joseph G. Caporella	48	President of National Beverage Corp.	1987	2009

Samuel C. Hathorn, Jr.	65	Former President and Chief Executive Officer of Trendmaker Homes, a subsidiary of Weyerhaeuser Company.	1997	2009

     CLASS II

		Principal Occupation	Director	Term
Name	Age	or Employment	Since	Expires

Joseph P. Klock, Jr.	59	Partner of Epstein, Becker & Green, a law firm in Miami, FL.	1987	2010
     Additional information regarding the nominee for election as director and the continuing directors of the Company is set forth below.
Nominee
     Nick A. Caporella has served as Chairman of the Board and Chief Executive Officer of the Company since the Company was founded in 1985. He also served as President until September 2002. Mr. Caporella served as President and Chief Executive Officer (since 1976) and Chairman of the Board (since 1979) of Burnup & Sims Inc. until March 11, 1994. Since January 1, 1992, Mr. Caporella’s services are provided to the Company through Corporate Management Advisors, Inc., a company which he owns. See “Certain Relationships and Related Party Transactions.”
Continuing Directors
     Joseph G. Caporella has served as President of the Company since September 2002 and, prior to that date, served as Executive Vice President since January 1991. He is the son of Mr. Nick A. Caporella.
     Samuel C. Hathorn, Jr. was employed by Trendmaker Homes from 1981 until his retirement in September 2007. He served as President since 1983 and was appointed Chief Executive Officer in January 2007. Trendmaker Homes is a Houston, Texas based homebuilding and land development subsidiary of Weyerhaeuser Company.
     Joseph P. Klock, Jr. has been a partner in the law firm of Epstein Becker & Green since February 2007. From September 2005 to January 2007, he was a partner in the international law firm of Squire, Sanders & Dempsey, L.L.P. Prior to that date he had been Chairman and Managing Partner of Steel, Hector & Davis, a law firm located in Miami, Florida, which merged with Squire, Sanders & Dempsey, L.L.P. in 2005.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
     The following discussion and analysis is intended to provide an understanding of the actual compensation earned by each of our named executive officers (“Executive Officers”) from the Company. It should be noted that neither Mr. Nick A. Caporella nor Mr. Bracken receives compensation directly from the Company. The services of both are provided to the Company through a management company, Corporate Management Advisors, Inc. (“the Management Company”), an entity owned by Mr. Nick A. Caporella (see “Certain Relationships and Related Party Transactions” section below).
Compensation Philosophy
     The objectives of the Company’s compensation program are to (1) attract, motivate, develop and retain top quality executives who will increase long-term shareholder value and (2) deliver competitive total compensation packages based upon the achievement of both Company and individual performance goals. The Company expects its executives to balance the risks and related opportunities inherent in its industry and in the performance of his or her duties and share the upside opportunity and the downside risks once actual performance is measured.
     To achieve the above goals, the Compensation and Stock Option Committee has set forth a compensation program for its Executive Officers that is reviewed annually. It includes the following elements:

•	Base annual cash salary;

•	Annual cash incentive bonuses;

•	Share-based compensation; and

•	Retirement, health and other benefits.
     In order to maintain a competitive compensation program for its Executive Officers, the Compensation and Stock Option Committee, on an annual basis, performs the following: (a) reviews compensation practices to assure fairness, relevance, support of the strategic goals of the Company and contribution of the executive to the creation of long-term shareholder value, (b) considers the relevant mix of compensation based upon three components, each an important factor — base salary, annual or intermediate incentives and long-term compensation, including stock options and (c) implements a compensation plan that reasonably allocates a portion of the executives’ total compensation through incentives and other forms of longer-term compensation linked to Company and individual performance and the creation of shareholder value, including stock option awards and programs.
Factors Considered In Determining Compensation
     The Compensation and Stock Option Committee reviews executive compensation levels for its Executive Officers on an annual basis to ensure that they remain competitive within the beverage industry. The overall value of the compensation package for an Executive Officer is based upon the achievement of certain Company and individual performance goals which are established by the Compensation and Stock Option Committee, in consultation with the Chief Executive Officer and the Board. Consideration is also given to comparable compensation data for individuals holding similarly responsible positions at other and peer group companies in determining appropriate compensation levels.
     With respect to long-term incentive compensation to be awarded to Executive Officers, the Company maintains three equity based plans: (a) a 1991 Omnibus Incentive Stock Option Plan, (b) a 1995 Special Stock Option Plan and (c) a 1997 Key Employee Equity Partnership Program (each plan to be discussed in more detail below). The timing, amount and form of awards under these plans for each of the Executive Officers is made at the discretion of the Compensation and Stock Option Committee based on recommendations of the Chief Executive Officer. Any such awards are granted only upon the written approval of the Compensation and Stock Option Committee. No stock based awards or other equity rights have ever been granted to Mr. Nick A. Caporella since the Company’s inception.
     All compensation awards are intended to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) generally provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to either its chief executive officer or any of its four other most highly compensated executive officers in excess of $1 million in any year if that compensation is not performance related. The equity based plans described above were designed and implemented in such a manner so that most awards granted thereunder will be tax deductible because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Additionally, outstanding stock option grants under the equity based plans are performance-based for purposes of Section 162(m). We believe all compensation paid to the Executive Officers for fiscal year 2008 is deductible under the Internal Revenue Code.
Elements of Executive Compensation
     As discussed above, the Company’s compensation programs for its Executive Officers are based on four components: base salary, annual cash incentives, stock-based compensation and retirement, health and other benefits; each intended as an important piece of the overall compensation.
Base Salary
     Base salary is used to attract and retain the Executive Officers and is determined using comparisons with industry competitors and other relevant factors including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, and the ability to replace the individual. Salaries for the Executive Officers are reviewed by the Compensation and Stock Option Committee and the Chief Executive Officer, and the Board on an annual basis. Changes to base salaries, if any, are affected primarily by individual performance. The salaries paid to the Executive Officers during Fiscal 2008 are shown in the Summary Compensation Table presented in this proxy statement.

Annual Incentive Bonuses
     Annual incentive bonuses are intended to be and are a significant component of the Executive Officer’s compensation package, reflecting the Company’s belief that management’s contribution to long-term shareholder returns comes from maximizing earnings and the potential of the Company. The amount of annual incentive compensation to be awarded to the Executive Officers (if any) is determined by the Compensation and Stock Option Committee, upon recommendation by the Chief Executive Officer, in its sole and absolute discretion. The Compensation and Stock Option Committee considers certain objective and subjective factors when determining the amount of an annual incentive bonus award for an Executive Officer, including the Executive’s Officer’s performance for the fiscal year to which the bonus relates.
Share-Based Compensation (Long-Term Incentive Programs)
     Share-based long-term incentive compensation awarded to Executive Officers has been and is provided through the issuance of stock options. Stock options are an important element of the Company’s long-term incentives program. The primary purpose of stock options is to provide Executive Officers and other employees with a personal and financial interest in the Company’s success through stock ownership, thereby aligning the interests of such persons with those of our shareholders. The Compensation and Stock Option Committee believes that the value of stock options will reflect the Company’s financial performance over the long-term. Because the Company’s stock option program provides for a vesting period before options may be exercised and, in general, an exercise price based on the fair market value as of the date of grant, employees benefit from stock options only when the market value of the common shares increases over time.
     Share-based awards made under the Company’s 1991 Omnibus Incentive Plan typically consist of options to purchase Common Stock which vest over 5 years and have a term of 10 years. Certain key executives of the Company also receive grants from time to time under the Company’s 1995 Special Stock Option Plan. The vesting schedule and exercise price of these options are tied to the executive’s ownership levels of Common Stock and achievement of Company objectives. Generally, the terms of the Special Stock Options allow for the reduction in exercise price upon each vesting date of the option. The Company issues stock awards with long-term vesting schedules to increase the level of the executive’s stock ownership by continued employment with the Company.
     In addition, share-based compensation is awarded under the Company’s 1997 Key Employee Equity Partnership Program (the “KEEP Program”). The KEEP Program is designed to positively align interests between the Company’s executives and its shareholders beyond traditional option programs while, at the same time, intending to stimulate and reward management in “partnering-up” with the Company in its quest to create shareholder value. The KEEP Program provides for the granting of stock options to key employees, officers and directors of the Company who invest their personal funds in the Common Stock. Participants who purchase shares of the Common Stock in the open market receive grants of stock options equal to 50% of the number of shares purchased up to a maximum of 6,000 shares in any two-year period. Options under the KEEP Program are automatically forfeited in case of the sale of shares originally acquired by the participant. The options are granted at an initial exercise price of 60% of the purchase price paid for the shares acquired and reduce to the par value of the Common Stock at the end of the six-year vesting period.
     The Company’s long-term incentive programs are generally intended to provide rewards to executives only if value is created for shareholders over time and the executive continues in the employ of the Company. The Compensation and Stock Option Committee believes that employees should have sufficient holdings of the Company’s Common Stock so that their decisions will appropriately foster growth in the value of the Company. The Compensation and Stock Option Committee reviews with the Chief Executive Officer the recommended individual awards and evaluates the scope of responsibility, strategic and operational goals of individual contributions in making final awards under the 1991 Omnibus Incentive Plan, the Special Stock Option Plan and determining participants in the KEEP Program.
     Options issued pursuant to the 1995 Special Stock Option Plan and the KEEP Program after December 31, 2004 are considered deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986. Accordingly, option recipients must make a written election to exercise option grants on specified future dates to avoid being subject to additional income taxes, interest and withholding. The election is irrevocable, but is subject to acceleration upon termination of employment, disability and certain other limited circumstances. All Executive Officers holding options granted under these plans have made such election.

     With respect to the share-based compensation, the Company recognizes stock compensation expense based on the Statement of Financial Accounting Standard 123R “Share-Based Payments” (“SFAS 123R”). The standard requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company uses the Black-Scholes option-pricing model to determine the grant date fair value.
     The Company ensures that stock option awards approved by the Compensation and Stock Option Committee will be granted subsequent to any planned release of material non-public information. The Company does not engage in the backdating, cancellation or re-pricing of stock options and have not engaged in such practices in the past.
Retirement, Health and Other Benefits
     The Company provides retirement, health and other benefits as an additional incentive to retain employees. The Company maintains a defined contribution 401(k) plan that allows employees to make plan contributions on a pre-tax basis, and currently contributes an additional profit sharing contribution on behalf of each employee, the amount of which is dependent upon years of service and compensation levels, which amount is subject to change from year to year. Although Executive Officers are eligible to participate in the 401(k) plan, they are prevented from participating at the same level as non-executives, due to the rules under the Internal Revenue Code, Section 401(a)(17) which dictate the application of an annual limitation on contributions.
     We currently make available to our Executive Officers and all employees a comprehensive health, dental, life and disability insurance program. The health care insurance offers a variety of coverage options, at the employee’s discretion. The Company currently provides a basic term life insurance policy to all employees and makes additional coverage available at the employee’s expense and discretion.
     The Company does not provide any additional perquisites to the Executive Officers, other than a car allowance (as set forth in the Summary Compensation Table below). The Company values this car allowance benefit based upon the actual cost to the Company. The total of all perquisites to any Executive Officer did not equal or exceed $10,000 for Fiscal 2008.
Employment, Change in Control and Severance Agreements
     The Company does not typically enter into, and does not currently have, any formal employment, change in control, severance or other similar agreements with any of the Executive Officers. The Company may, from time to time, pay severance to an employee, including an Executive Officer, based on, among other things, years of service, functional role of position and level of individual’s responsibility and reasons for terminating his or her services. The Company believes in trust, loyalty and commitment from both the Company and the Executive Officers, and believes that such agreements are not necessary to achieve its goals and meet the needs of the Executive Officers. The Company believes that the fact that most, if not all, of the executives of the Company have been with the Company for a long period of time demonstrates and proves this belief.
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
     The Compensation and Stock Option Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K, with management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders.
THE COMPENSATION AND STOCK OPTION COMMITTEE
Samuel C. Hathorn, Jr. (Chairman)
Joseph G. Caporella
Joseph P. Klock, Jr.

SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning compensation awarded to, earned by or paid to Executive Officers for services rendered during the past two fiscal years.

				Option	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(5)	Compensation ($)	Total ($)
Nick A. Caporella (1)	2008	—	—	—	—	—
Chairman of the Board and Chief Executive Officer	2007	—	—	—	—	—

Joseph G. Caporella	2008	400,000	301,226	56,700	6,465	764,391
President	2007	375,000	289,976	55,108	6,526	726,610

George R. Bracken (1)(2)	2008	—	—	7,281	—	7,281
Senior Vice President — Finance	2007	—	—	8,530	—	8,530

Dean A. McCoy (3)	2008	170,000	47,000	10,593	5,985	233,578
Senior Vice President and Chief Accounting Officer	2007	160,000	33,000	10,593	6,046	209,639

Edward F. Knecht (4)	2008	152,300	95,055	11,746	885	259,986
Executive Vice President — Procurement	2007	152,300	102,788	11,826	946	267,860

(1)	The services of Messrs. Nick Caporella and Bracken are provided to the Company through the Management Company, an entity owned by Mr. Caporella. See “Certain Relationships and Related Party Transactions”.

(2)	Mr. Bracken, who is 63 years old, has served as Senior Vice President — Finance of the Company since October 2000 and, prior to that date, served as Vice President and Treasurer since October 1996.

(3)	Mr. McCoy, who is 51 years old, has served as Senior Vice President and Chief Accounting Officer since October 2003; Senior Vice President — Controller of the Company from October 2000 to September 2003; and, prior to that date, served as Vice President — Controller since July 1993.

(4)	Mr. Knecht, who is 74 years old, was elected Executive Vice President — Procurement in October 2003. Since May 1989, Mr. Knecht has served in various capacities for Shasta Sweetener Corp., a subsidiary of the Company, including President from May 1998 to present.

(5)	Amounts represent the compensation expense recognized for the applicable fiscal year, computed in accordance with SFAS 123R. See Note 8 to the Financial Statements included in the Company’s Annual Report on Form 10-K for additional information regarding the assumptions utilized.
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008
     The following table sets forth information concerning equity incentive plan based awards granted to Executive Officers during Fiscal 2008. There were no non-equity incentive plan based awards granted.

		All Other Option Awards:	Exercise or Base Price	Grant Date Fair
		Number of Securities	of Option Awards	Value of Option
Name	Grant Date	Underlying Options (#)	($/share)	Awards ($)
Joseph G. Caporella	7/24/07	2,200	6.00 (1)	21,941 (2)

(1)	Under the Company’s KEEP Program, participants receive a grant equal to 50% of the number of shares of the Company’s Common Stock purchased on the open market. KEEP Program options are granted at an initial exercise price of 60% of the purchase price of the shares acquired, and is reduced to the par value of the Common Stock over a six year vesting period. The closing price of the Company’s Common Stock on the date of the grant was $9.98 per share.

(2)	Amount represents the value computed in accordance with SFAS 123R. See Note 8 to the Financial Statements included in the Company’s Annual Report on Form 10-K for additional information regarding the assumptions utilized.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2008
     The following table sets forth information about the number of outstanding equity awards held by our Executive Officers at May 3, 2008. No equity awards have been granted to Nick A. Caporella since the inception of the Company.

	Option Awards
		Number of Securities
	Number of Securities	Underlying			Option
	Underlying Unexercised	Unexercised Options	Option Exercise		Expiration
Name	Options Exercisable (#)	Unexercisable (#)	Price ($)		Date
Joseph G. Caporella	32,616	3,384	1.38	(1)	07/05/11
	7,728	34,272	6.11	(1)	02/12/16
	2,160	5,440	0.01	(2)	(2)

George R. Bracken	8,400	—	0.93	(1)	07/05/11
	1,058	3,742	5.83	(1)	02/12/16
	300	—	0.01	(2)	(2)

Dean A. McCoy	8,088	2,712	1.67	(1)	07/05/11
	1,176	6,024	6.26	(1)	02/12/16
	300	450	0.01	(2)	(2)

Edward F. Knecht	11,304	3,096	1.59	(1)	07/05/11
	840	5,160	6.44	(1)	02/12/16
	1,104	936	0.01	(2)	(2)

(1)	Options granted under the Company’s Special Stock Option Plan vest over an 8 year period in relatively equal amounts at approximately 16 month intervals. The exercise price can be reduced and the vesting schedule can be accelerated by the optionee purchasing and maintaining ownership of shares of Common Stock and/or the Company achieving performance objectives as determined by the Board. Based upon the maximum required ownership of Common Stock as provided in the Stock Option Agreement together with the Company achieving the performance targets previously established by the Board, the option can fully vest after approximately 54 months and the exercise price can be reduced to near the par value of the Common Stock ($.01 per share).

(2)	Under the Company’s KEEP Program, participants receive a grant equal to 50% of the number of shares of the Company’s Common Stock purchased on the open market. KEEP Program options are granted at an initial exercise price of 60% of the purchase price of the shares acquired, and is reduced to the par value of the Company’s Common Stock over a six year vesting period. The current expiration dates range from December 30, 2011 to July 23, 2017.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008
     The following table sets forth all stock options exercised and the value realized upon exercise by the Executive Officers during Fiscal 2008. There are no stock awards outstanding.

	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)
Joseph G. Caporella	19,800	85,110	(1)
George R. Bracken	7,800	67,313	(1)

(1)	The value realized on exercise was calculated by taking the difference between the fair market value per share on the date of exercise less the option price, multiplied by the number of shares acquired.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information about the Company’s shares of Common Stock that may be issued upon exercise of options and other stock based awards under all of the Company’s equity compensation plans as of May 3, 2008.

			Number of Securities
			remaining available for future
	Number of Securities to	Weighted average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights($)	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	611,112	4.70	3,025,331
Equity compensation plans not approved by shareholders (1)	65,807	2.29	199,955

Total	676,919	4.47	3,225,286

(1)	Reflects shares available for grant under the Company’s KEEP Program.
DIRECTOR COMPENSATION
     Officers of the Company who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. In Fiscal 2008, non-management directors received a retainer fee of $20,000 per annum, a fee of $1,000 for each Board meeting attended and a fee of $750 ($1,000 in the case of a committee chairman) for each committee meeting attended. Each non-management member of the Strategic Planning Committee received a fee of $1,250 for each meeting attended. Set forth below are the amounts paid to non-management Directors in Fiscal 2008.

	Fees Earned or	Option	All Other
Name	Paid in Cash ($)	Awards($)(2)	Compensation ($)	Total ($)
Samuel C. Hathorn, Jr.	32,750	29,212	—	61,962
S. Lee Kling (1)	34,750	29,384	—	64,134
Joseph P. Klock, Jr.	34,000	16,212	—	50,212

(1)	Mr. Kling served as a director until his passing on July 25, 2008.

(2)	Amounts represent the compensation expense recognized for Fiscal 2008, computed in accordance with SFAS 123R. See Note 8 to the Financial Statements included in the Company’s Annual Report on Form 10-K for additional information regarding the assumptions utilized.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Mr. Joseph G. Caporella is both a member of the Compensation and Stock Option Committee and an officer of the Company.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors has furnished the following report:
     Pursuant to its charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended May 3, 2008. This review included a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
     The Audit Committee discussed with the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, all matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Committee discussed with the independent accountants their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board Standard No. 1.

     The Audit Committee discussed with the independent accountants the overall plans for their audits, the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 3, 2008 for filing with the Commission.
THE AUDIT COMMITTEE
Samuel C. Hathorn, Jr.
Joseph P. Klock, Jr.
INDEPENDENT AUDITORS
     The Company’s financial statements for Fiscal 2008 and the year ended April 28, 2007 (“Fiscal 2007”) were examined by McGladrey & Pullen LLP, independent registered public accountants. Representatives of McGladrey & Pullen LLP are expected to be present at the Meeting to make a statement if they so desire and they are expected to be available to respond to appropriate questions.
     The Audit Committee has appointed McGladrey & Pullen, LLP to serve as the independent registered public accountants for the fiscal year ending May 2, 2009. On September 5, 2006, the Company engaged McGladrey & Pullen LLP as the Company’s independent registered public accounting firm, replacing PricewaterhouseCoopers LLP. The decision to change independent registered public accounting firms was recommended by the Company’s management and approved by the Audit Committee. The report of PricewaterhouseCoopers LLP on the Company’s financial statements for the fiscal year ended April 29, 2006 (“Fiscal 2006”) did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During Fiscal 2006 and through September 5, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure.
     During Fiscal 2006 and through September 5, 2006, neither the Company nor anyone on its behalf consulted with McGladrey & Pullen LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by McGladrey & Pullen LLP that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
     The Company was billed an aggregate of $498,900 and $619,900 by its auditors for Fiscal 2008 and Fiscal 2007, respectively, as set forth below.
Audit Fees
     For professional services rendered for the annual audit of the Company’s consolidated financial statements, review of its interim financial statements included in the Company’s Form 10-Q and services that are normally provided in connection with statutory and regulatory filings, the Company was billed $197,100 for Fiscal 2008 and $188,900 for Fiscal 2007.
Audit-Related Fees
     For professional services rendered for fees associated with Sarbanes-Oxley Section 404 requirements, the Company was billed $301,800 for Fiscal 2008 and $431,000 for Fiscal 2007.
     During Fiscal 2008 and 2007, the Company was not billed for any tax consulting or other products or services. The Audit Committee pre-approves all audit and permitted non-audit fees before such service is rendered.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     The Company is a party to a management agreement with Corporate Management Advisors, Inc., a company owned by Nick A. Caporella. The management agreement originated with the need to employ professionals at the early stages of the Company’s development, the cost of which could be shared with others, thus allowing the Company to have a more cost-effective structure.
     The management agreement states that the Management Company is to provide to the Company, subject to the direction and supervision of the Board of Directors of the Company, (i) senior corporate functions (including supervision of the Company’s financial, legal, executive recruitment, internal audit and management information systems departments) as well as the services of a Chief Executive Officer, and (ii) services in connection with acquisitions, dispositions and financings by the Company, including identifying and profiling acquisition candidates, negotiating and structuring potential transactions and arranging financing for any such transaction. In connection with providing services under the management agreement, the Management Company is a twenty percent (20%) joint owner of an aircraft used by the Company. The Management Company receives an annual base fee from the Company equal to one percent of the consolidated net sales of the Company, plus incentive compensation based upon certain factors to be determined by the Compensation and Stock Option Committee of the Board of Directors. The Company incurred fees of approximately $5.7 million, $5.4 million and $5.2 million for services rendered by the Management Company for fiscal year 2008, 2007 and 2006 respectively. No incentive compensation has been incurred or approved under the management agreement since its inception in fiscal year 1992. The Company does not have written policies and procedures with respect to related party transactions. The Company’s practice has been that all transactions between the Company and any related person will be approved by a majority of the members of the Company’s Board of Directors and by a majority of the independent directors.
PROXY SOLICITATION
     The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company. Proxies may be solicited by personal interview, mail, email, telephone or facsimile. The Company will also request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company’s Common Stock of whom they have knowledge, and the Company will reimburse them for their expense in so doing. Certain directors, officers and other employees of the Company may solicit proxies without additional remuneration. The entire cost of the solicitation will be borne by the Company.
CONTACTING THE BOARD OF DIRECTORS
     Shareholders who wish to communicate with the Board of Directors may do so by writing to Board of Directors, National Beverage Corp., P.O. Box 16720, Fort Lauderdale, Florida 33318. Such communications will be reviewed by the Secretary of the Company, who shall remove communications relating to solicitations, junk mail, or other correspondence relating to customer service issues. All other communications shall be forwarded to the Board of Directors or specific members of the Board, as appropriate or as requested in the shareholder communication. The Company encourages, but does not require, that all members of the Board of Directors attend the annual meetings of shareholders of the Company and all members attended last year’s annual meeting.
DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS
     The Board of Directors does not now intend to bring before the Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business which persons other than the Board of Directors intend to present at the Meeting. Should any other matter requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by any such proxy discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

     Please date, sign and return the proxy at your earliest convenience in the enclosed envelope addressed to the Company (no postage is required for mailing in the United States) or vote electronically using the Internet or by telephone. A prompt return of your vote will be appreciated as it will save the expense of further mailings.
By Order of the Board of Directors,
Nick A. Caporella
Chairman of the Board
and Chief Executive Officer
August 29, 2008
Fort Lauderdale, Florida

NATIONAL BEVERAGE CORP. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — OCTOBER 3, 2008 SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby constitutes and appoints Grace A. Keene and Dean A. McCoy, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Shareholders of NATIONAL BEVERAGE CORP. to be held at the Gaylord Palms Resort & Convention Center, 6000 W. Osceola Parkway, Orlando, Florida 34746 on October 3, 2008 at 2:00 pm local time and at any adjournments or postponements thereof, on all matters coming before said meeting in the manner set forth below: (Continued and to be signed on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side) — ... ? FOLD AND DETACH HERE ?

1. Election of one Class III Director for a term of three years: (Mark only one of the following boxes) VOTE for VOTE WITHHELD the nominee for the nominee NOMINEE: listed listed
01 Nick A. Caporella 2. In their discretion, upon any other matters which may properly come before the meeting or any adjournments or postponements thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election as Class III Director of the nominee of the Board of Directors, and with discretionary authority on all matters which may properly come before the meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the accompanying Proxy Statement dated August 29, 2008. Please mark here if you plan to attend the meeting Please
Mark Here For Address Change or Comments SEE REVERSE SIDE Signature___Signature ___Date___(When signing as attorney, trustee, executor, administrator, guardian, corporate officer or other representative, please give full title. If more than one trustee, all should sign. Joint owners must each sign.) — ... ? FOLD AND DETACH HERE ? Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isdwhere step-by-step instructions will prompt you through enrollment.
Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet
http://www.proxyvoting.com/fizz
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.